Exhibit 10.34.3

EXECUTION VERSION

MANUFACTURING AND SUPPLY AGREEMENT

     THIS MANUFACTURING AND SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of March 31st, 2005 (the “Effective Date”) by and between AVENTIS PHARMACEUTICALS, INC., a Delaware corporation (“Aventis”), and INYX USA, LTD., an Isle of Man limited corporation (“Inyx”).

RECITALS

     WHEREAS, Aventis desires to engage Inyx, and Inyx is willing to be engaged by Aventis, effective as of the Effective Date, to perform certain services for Aventis, as more specifically set forth herein, in connection with the manufacturing, labeling, packaging and supply of certain finished products to Aventis’ Affiliate, Aventis; and

     WHEREAS, the Parties hereto are also parties to that certain Asset Purchase Agreement, dated as of December 15, 2004 (the “Asset Purchase Agreement”).

COVENANTS

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

     The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

     1.1 “Acquisition Cost” shall mean the actual invoiced price paid by Inyx to any Third Party for acquiring Components required hereunder, including, but not limited to, shipping and handling costs, customs duties and taxes (other than taxes for which Inyx receives a corresponding benefit or credit) incurred and paid by Inyx to any Third Party in connection with the acquisition of Components, as the case may be.

     1.2 “Active Ingredient” shall mean, with respect to each Aventis product, the active ingredient(s) for such Aventis Product identified on Exhibit A hereto.

     1.3 “Affiliate” means, as to any Person, any other Person or group acting in concert in respect of the Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities, by contract, or otherwise.

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     1.4 “Agreement” shall mean this Manufacturing and Supply Agreement, as it may hereafter be amended or supplemented from time to time pursuant to Section 24.4 hereof.

     1.5 “Aventis Products” shall mean the pharmaceutical products specified in Exhibit A hereto supplied to Aventis, Aventis Affiliates and/or their permitted assigns.

     1.6 “Aventis Required Purchases” shall have the meaning specified in Section 2.2 hereof.

     1.7 “Batch” shall mean a production batch as reflected in the master batch record(s) contemplated by the Technical Agreement.

     1.8 “Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the Commonwealth of Puerto Rico.

     1.9 “cGMPs” shall mean current good manufacturing practices as required by any applicable regulatory authority, including without limitation pursuant to Parts 210 and 211 of Title 21 of the United States Code of Federal Regulations, together with the latest FDA and other applicable guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time.

     1.10 “Calendar Day” means a 24-hour day of the calendar, including Saturday, Sunday or a day that is a statutory holiday in the Commonwealth of Puerto Rico.

     1.11. “Category A Complaint (Critical)”: Any complaint about a potential or alleged failure of a drug to meet any of its quality specifications that represents a potential risk to the customer/patient.

     1.12 “Category B Complaint”: Any complaint about a potential or alleged failure of a drug to meet any of its quality specifications that does not represent a potential risk to the customer/patient.

     1.13 “Claims” shall have the meaning set forth in Section 14.1 hereof.

     1.14 “Components” shall mean all materials, other than Active Ingredients, required to produce and ship the Aventis Products in accordance with the Specifications, including without limitation all shipping materials, packaging components, labels, product inserts, other labeling, raw materials and ingredients.

     1.15 “Confidential Information” shall mean all information, data, know-how and all other business, technical and financial data disclosed hereunder by one Party or any of its Affiliates to the other Party or any of its Affiliates, except any portion thereof which:

          (a) at the time of disclosure, is in the public knowledge;

          (b) after disclosure, becomes part of the public knowledge by publication or otherwise, except by breach of this Agreement by the recipient;

          (c) the recipient can demonstrate by its written records was in the recipient’s possession at the time of such disclosure, and which was not acquired, directly or indirectly, from the disclosing Party;

          (d) is lawfully disclosed to the recipient on a non-confidential basis by a Third Party who is not obligated to the disclosing Party or any other Third Party to retain it in confidence;

          (e) results from research and development by the recipient independent of such disclosure and can be so documented in writing; or

          (f) is required to be disclosed by legal process; provided, however, that in each such case the Party so disclosing information timely informs the other Party and uses its reasonable good faith efforts to limit the disclosure and maintain confidentiality to the extent possible and permits the other Party to attempt by appropriate legal means to limit such disclosure.

     1.16 “Contract Year” shall mean a period of twelve (12) months beginning with the Effective Date or the anniversary of the Effective Date and ending on the next anniversary of the Effective Date.

     1.17 “Coordinators” shall have the meaning set forth in Section 3.1 hereof.

     1.18 “Delivery Date” shall mean a date for which delivery of Aventis Products is stated in a purchase order.

     1.19 “Facility” shall mean Inyx’s plant in Manatí, Puerto Rico which was acquired by Inyx from Aventis pursuant to the Asset Purchase Agreement.

     1.20 “FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

     1.21 “FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act, as amended from time to time.

     1.22 “Force Majeure Event” shall have the meaning set forth in Section 21.1 hereof.

     1.23 “Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, confidential information, trade secrets, inventions, copyright, industrial designs, know-how.

     1.24 “Initial Term” shall have the meaning set forth in Section 12.1 hereof.

     1.25 “Invention” shall mean information relating to any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

     1.26 “Inventory” means all inventories of Components, Active Ingredients and work-in-process produced or held by Inyx in connection with the manufacture of the Aventis Products.

     1.27 “KPIs” shall have the meaning set forth in Section 3.2(a) hereof.

     1.28 “Packaging Specifications” shall mean the packaging and labeling specifications for the Aventis Products in effect as of the date hereof, as such specifications may be amended pursuant to Article 5 hereof.

     1.29 “Party” means Aventis or Inyx.

     1.30 “Products Specifications” shall mean the specifications for the Aventis Products in effect as of the date hereof, as determined in accordance with the analytical methodology set forth therein, as such specifications may be amended pursuant to Article 5 hereof.

     1.31 “Recall” shall have the meaning set forth in Section 13.2(a) hereof.

     1.32 “Regulatory Change” shall have the meaning set forth in Section 21.2 hereof.

     1.33 “Renewal Terms” shall have the meaning set forth in Section 12.1 hereof.

     1.34 “Specifications” shall mean the Products Specifications and the Packaging Specifications.

     1.35 “Technical Agreement” shall mean the Technical Agreement in the form attached hereto as Exhibit B and made a part hereof, as may be amended from time to time.

     1.36 “Term” shall have the meaning set forth in Section 12.1 hereof.

     1.37 “Third Party” shall mean any person or entity other than Aventis, Aventis Affiliates, Inyx or Inyx Affiliates.

     1.38 “Third Party Rights” means the Intellectual Property of any Third Party.

     1.39 “Unit Prices” shall have the meaning set forth in Section 9.1 hereof.

     1.40 Exhibits. The following Exhibits are attached to, incorporated in and form part of this Agreement:

Exhibit A	The Aventis Products, Active Ingredients, and Initial Estimated Unit Prices.
Exhibit B	Form of Technical Agreement
Exhibit C	Initial Coordinators
Exhibit D	Technical Dispute Resolution Procedure
Exhibit E	KPIs

ARTICLE 2
MANUFACTURE, SALE AND PURCHASE OF PRODUCTS

     2.1 Generally. Subject to the terms and conditions of this Agreement, Inyx shall manufacture at the Facility and supply to Aventis and/or one or more of its Affiliates, and Aventis and/or one or more of its Affiliates shall purchase from Inyx, the Aventis Products.

     2.2 Aventis Required Purchases. During each Contract Year during the Initial Term (and not any Renewal Term), but subject to Sections 12.3 and 21.4 hereof, Aventis and its Affiliates shall place purchase orders with Inyx for all quantities of the Aventis Products required by Aventis or its Affiliates, as Aventis may determine in its sole discretion from time to time (the “Aventis Required Purchases”). For the avoidance of doubt, the Aventis Required Purchases shall not be construed or deemed to be a minimum purchase requirement or a guarantee of volumes on the part of Aventis or its Affiliates.

     2.3 Technical Agreement. Inyx shall, in manufacturing the Aventis Products and performing the other services contemplated hereby, comply in all respects with the terms set forth in the Technical Agreement.

     2.4 Purchase of Klaron and Klaron Samples. Subject to the terms of Articles 6 and Article 8, Inyx shall be a non-exclusive supplier of Klaron and Klaron Samples and Aventis may allocate any portion from 100% to 0% of the total Klaron and Klaron Samples demand to Inyx.

ARTICLE 3
COORDINATORS AND CONTINUOUS IMPROVEMENT

     3.1 Coordinators. During the Term, Aventis and Inyx shall each appoint one or more authorized representatives (“Coordinators”) for the exchange of all communications, other than formal notices hereunder, related to the manufacturing, labeling and packaging of the Aventis Products. Each Party shall provide notice to the other Party as to the name and title of the individuals so appointed. Exhibit C hereto specifies the initial Coordinators for each Party. Each Party may replace its Coordinators at any time for any reason by providing written notice to the other Party in accordance with Section 24.1 hereof. The Coordinators shall meet at least once in each Contract Year to review each Party’s past and future performance hereunder.

     3.2 Continuous Improvement.

          (a) KPIs. For each Contract Year during the Term, Inyx shall meet or exceed the key performance indicators established in good faith by the Coordinators for such Contract Year pursuant to this Section 3.2, including without limitation with respect to (i) customer service (including without limitation “on time delivery”), (ii) yield, (iii) costs, and (iv) quality, as such enumerated items are specified in Exhibit E hereto (collectively, as established with respect to the applicable Contract Year, the “KPIs”). If the Coordinators cannot agree upon the KPIs for a particular Contract Year, then (y) the KPIs for the first Contract Year shall be at least as beneficial to Aventis as the key performance indicators specified in Exhibit E hereto, which are the KPIs achieved by Aventis immediately prior to the Effective Date, and (z) for each subsequent Contract Year after the first Contract Year, the KPIs shall be at least as beneficial to Aventis as the KPIs for the previous Contract Year. The Parties agree that Inyx shall not be required to invest capital to improve standards for the KPIs unless the Parties mutually agree in writing as to the capital to be invested and the allocation of costs savings resulting from such investment, subject to Section 3.2(b) hereof with respect to any remediation requirements for Inyx’s failure to achieve current KPIs.

          (b) Review of KPIs. The Coordinators shall review at least once for each Contract Year Inyx’s performance hereunder with respect to the KPIs for that Contract Year. Such reviews shall include both operational and financial matters. The Coordinators shall jointly develop a remediation plan to address any failure of Inyx to achieve the KPIs for any Contract Year, and Inyx at its cost shall comply with such plan, subject to section 3.2(a).

          (c) Sharing of Benefits. Clearly identified and mutually agreed cost reductions resulting from improvements in the KPIs shall be shared equally between the Parties. For greater certainty, (i) reductions in Inyx’s costs of performing hereunder which are the result of increased production volumes at the Facility shall be solely for the benefit of Inyx, and (ii) reductions in the costs of Components shall be solely for the benefit of Aventis.

          (d) Active Ingredients. The Coordinators shall similarly at least once in each Contract Year review Inyx’s performance hereunder with respect to the use of Active Ingredients in the manufacture of the Aventis Products. Such review shall include key performance indicators related to customer service and quality, but need not include key performance indicators related to yield and costs.

ARTICLE 4
ARTWORK

     Inyx shall initially utilize the artwork for the Aventis Products utilized by Aventis immediately prior to the Effective Date. At least forty five (45) days prior to any modification to the artwork for the Aventis Products, as applicable, and from time to time thereafter with respect to the Aventis Products, as needed, Aventis shall provide, at no cost to Inyx, artwork meeting the Packaging Specifications for all packaging components to be used in the manufacture of the

Aventis Products. Aventis shall be responsible to ensure that all such artwork complies with all applicable laws, regulations and cGMPs.

ARTICLE 5
SPECIFICATION CHANGES

     Aventis, in its sole discretion, shall have the sole right and authority to make and approve changes in the Specifications. Upon any change in the Specifications (whether initiated by Aventis or made in response to a request by Inyx that is agreed to by Aventis), Aventis shall promptly advise Inyx in writing of such changes, and Inyx shall promptly advise Aventis as to any scheduling and/or price adjustments which may result from such changes. Prior to implementation of such changes, the Parties shall negotiate in good faith in an attempt to reach agreement on (a) the new price for any Aventis Products manufactured hereunder by Inyx which embodies such changes, (b) any amounts to be reimbursed by Aventis to Inyx as described in the next sentence of this Article 5, and (c) any other amendments to this Agreement which may be necessitated by such changes (i.e., an adjustment to the lead time for purchase orders). Aventis shall reimburse Inyx for the mutually agreed upon reasonable expenses incurred by Inyx as a result of such changes, including, but not limited to, reimbursing Inyx for capital expenditure costs and costs for any packaging components or other materials rendered unusable as a result of such changes. Validation and development costs shall be the subject of separate proposals and written agreements between the Parties. If during the Term, Aventis amends the Specifications (whether voluntarily or as required by law, regulation or cGMPs) so as to render obsolete quantities of the Active Ingredient and/or Components for the Aventis Products on hand at Inyx, then Aventis shall (i) accept the return of all such obsolete Active Ingredient and/or Components and (ii) purchase from Inyx, at Inyx’s Acquisition Cost, all such obsolete Components obtained by Inyx pursuant to its normal procurement policies to manufacture quantities of the Aventis Products pursuant to Aventis’ forecasts under Article 6. Inyx’s normal procurement policies for purposes of the preceding sentence of this Article 5 shall be considered to be a three-month’s supply or three Batches, whichever is less, for printed packaging components and a three-month’s supply or three Batches, whichever is less, for all other Components, such amounts being determined in accordance with the forecast provided in Article 6 unless, in respect of one or more Components, Aventis has agreed in writing to a different supply arrangement. Any dispute arising in connection with this Article 5 shall be resolved in accordance with the Technical Dispute Resolution Procedure set out in Exhibit D hereto.

ARTICLE 6
FORECASTS

     Within fifteen (15) days after the first day of each calendar month during the Term, Aventis will provide Inyx with a written twelve (12) month rolling forecast of its anticipated purchase orders for the Aventis Products, except that for Klaron and Klaron Samples, in accordance with Section 2.4 of this Agreement, Aventis shall not be required to provide such forecasts nor be subject to any requirements under this Article 6. Only one hundred percent (100%) of those quantities specified for the first three months of each such forecast and fifty percent (50%) of those quantities specified for the second three months of each such forecast shall constitute firm commitments to purchase, and Aventis shall confirm such quantities by purchase orders issued to Inyx pursuant to Section 8.1. By September 1st of each Contract Year, Aventis will provide Inyx with a written three (3) year rolling forecast. Such three-year forecasts shall represent the most current estimates for planning purposes only, and shall not be considered to be purchase commitments. All such forecasts and updates thereof shall be for the sole purpose of assisting Inyx in its planning and, except as otherwise expressly set forth in the second sentence of this Article 6, shall not constitute an obligation of Aventis to purchase the quantities of Aventis Products indicated.

ARTICLE 7
USE OF ACTIVE INGREDIENTS & BPO

     7.1 Generally. Except as specified in Exhibit A hereto, Inyx and/or its Affiliates shall use all their bulk quantities of the Active Ingredients necessary to manufacture the Aventis Products as contemplated under this Agreement.

     7.2 Purchase of Benzoyl Peroxide. Inyx and/or its Affiliates shall purchase from Aventis and/or its Affiliates at Aventis’ Acquisition Costs all of the bulk quantities of Benzoyl Peroxide (BPO) that are necessary to manufacture the Aventis Products as contemplated under this Agreement.

     7.3 Purchase of K Kleen. For the Term of this Agreement, Inyx shall use K Kleen as detergent in the manufacturing of the Aventis Products in the Facility. Aventis will authorize DPT Laboratories, Ltd. to supply to Inyx K Kleen, and Inyx shall purchase K Kleen from DPT Laboratories, Ltd. Inyx may not use any other detergent except with the prior approval of Aventis.

     7.4 Inyx’ Warranties. Inyx warrants that all the Active Ingredients used in connection with the production of the Aventis Products shall meet the Specifications therefor and shall be suitable for use in the manufacture of the Aventis Products. Active Ingredients used by Inyx which do not meet Specifications shall be removed and disposed of by Inyx, at its cost and expense, as soon as practicable after the determination of non-compliance; provided that any such non-compliance is not the direct result of Aventis’ negligence or a breach of this Agreement.

ARTICLE 8
PURCHASE OF PRODUCTS; DELIVERIES; INSPECTIONS

     8.1 Purchase Orders. Except to the extent the Parties may otherwise agree in writing with respect to a particular shipment, Aventis or its Affiliates shall order the Aventis Products pursuant to written purchase orders, which shall be sent to Inyx with not less than ninety (90) days lead time prior to the Delivery Dates specified in such purchase orders. Inyx shall accept all such purchase orders which do not exceed two hundred percent (200%) of the most recent forecast delivered by Aventis pursuant to Article 6 hereof and shall make at the Facility and shall supply all quantities of the Aventis Products so ordered (subject to any variances permitted hereunder) to Aventis within five days early or zero days late of the Delivery Date(s) specified in each such purchase order. Inyx shall use commercially reasonable efforts to supply Aventis with quantities of the Aventis Products exceeding Aventis’ forecasted quantities for such periods. Inyx shall advise and maintain regular communication with Aventis regarding delays and progress on issued purchase orders.

     8.2 Purchase Quantities. Aventis shall order the Aventis Products in Batch sizes or whole multiples thereof. Each purchase order shall specify the quantity of Aventis Products being ordered. Quantities actually shipped pursuant to a given purchase order may vary from the quantities reflected in such purchase order in an aggregate range of 10 percent (10%) above or 10 percent (10%) below the quantity ordered and still be deemed to be in compliance with such purchase order; provided, however, Aventis shall only be invoiced and required to pay for the quantities of Aventis Products which Inyx actually ships to carrier pursuant to Section 8.3; and provided further, that Aventis shall only be required to pay for such quantities of Aventis Products if a certificate of analysis with respect to such Aventis Products accompanies such invoice and indicates that such Aventis Products to be shipped to Aventis meet the Specifications.

     8.3 Product Discontinuance. Aventis may at its sole discretion request that Inyx discontinue the manufacture of any of the Aventis Products or of any quantities specified in a purchase order, without incurring any obligations to Inyx, except that Aventis shall fulfill its firm commitments to purchase pursuant to Article 6 of this Agreement.

     8.4 Delivery Terms. The terms of delivery for the Aventis Products shall be FCA (INCOTERMS 2000) the Facility. All shipments of the Aventis Products to Aventis shall be made via such carrier(s) as Aventis may direct. Title to the Aventis Products shall at all times remain with Aventis. Risk of loss shall pass to Aventis upon delivery to the carrier. Freight charges shall be billed ship collect.

     8.5 Inconsistencies. In the event of any inconsistencies between the terms of this Agreement and any purchase order issued by Aventis hereunder or any acceptance thereof by Inyx, the terms of this Agreement shall govern.

ARTICLE 9
COMPENSATION AND PAYMENT TERMS

     9.1 Price. Unit prices of the Aventis Products (“Unit Prices”) for the Initial Term shall be Aventis’ 2005 standard costs of production specified for each Aventis Product in Exhibit A.

     9.2 Price adjustments. Such Unit Prices with respect to Section 9.1 will be adjusted on an annual basis (at the beginning of each Contract Year) in the event Inyx’s combined costs for components or raw materials increases or decreases by more than five percent (5%) within a year, in which case the prices shall be adjusted to reflect a dollar for dollar increase or decrease and such prices shall become the new benchmark for the remaining Term of the Agreement. The parties expressly agree that no other price adjustments will be applicable including any changes in the Producer Price Index or the Consumer Price Index. For purposes of example only, if the combined aggregate cost of raw materials and components is $10 per unit and the combined aggregate cost increases 6% (i.e., $.60) per unit, then the price would be adjusted by $.60 in connection with the increase of such aggregate cost of raw materials and components.

     9.3 Payment Terms. Inyx shall invoice Aventis for the Unit Prices of all quantities of the Aventis Products purchased hereunder, together with applicable taxes if any, concurrently with Inyx’s shipment thereof to Aventis. All amounts properly invoiced by Inyx or Aventis hereunder shall be due and payable within forty-five (45) days from the date of the other Party’s invoices. Payment may be made by corporate check or by wire transfer of funds to such account as Inyx and Aventis may designate by notice to the other Party.

     9.4 Disputes. In the event of any dispute between the Parties under this Article 9, Inyx’s Executive Vice President – Operations and Aventis’ Head of Contract Manufacturing for North America (or such other senior officers as the parties may from time to time designate to the other in writing) shall meet, within (15) Business Days of written notice of the dispute being given by one of the Parties to the other, and attempt to resolve the dispute in good faith negotiations. If any such dispute has not been resolved by such representatives of the Parties in good faith negotiations within a period of ten (10) Business Days after the end of the such fifteen (15) Business Day period, then the dispute shall be resolved in accordance with the Technical Dispute Procedures set out in Exhibit D hereto.

ARTICLE 10
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES

     10.1 Inyx. Inyx represents, warrants and covenants to Aventis as follows:

          (a) Aventis Products. The Aventis Products, at the time of sale and shipment to carrier pursuant to Section 8.4 by Inyx, (i) will conform to the Specifications, as then in effect and which had been delivered to Inyx, (ii) will have been manufactured in accordance with cGMPs, (iii) will not be adulterated or misbranded by Inyx within the meaning of the FD&C Act, and (iv) will not be subject to any liens, security interests or any other encumbrances.

          (b) Adherence to Specifications. Inyx shall produce the Aventis Products strictly in accordance with the Specifications and written instructions given by Aventis and accepted by Inyx hereunder.

          (c) Compliance with Applicable Laws. Inyx in performing all services hereunder shall fully comply with (i) all applicable federal, state and local laws, and (ii) health and safety guidelines and cGMPs whenever applicable.

          (d) Qualified Personnel. Inyx shall not in the performance of its obligations under this Agreement use the services of any person within its organization who has been debarred or suspended under the FD&C Act. Inyx does not as of the Effective Date have, and covenants that it will not during the Term hire, as an officer or an employee, any person who has been convicted of a felony or misdemeanor under the laws of the United States for conduct relating to the regulation of any drug product under the FD&C Act.

     10.2 Aventis. Aventis covenants, represents and warrants that:

          (a) the Specifications for each of the Aventis Products are its or its Affiliate’s property and that Aventis may lawfully disclose the Specifications to Inyx;

          (b) as of the Effective Date there are no actions or other legal proceedings, the subject of which is the infringement of Third Party Rights related to any of the Specifications, or any of the Active Ingredients, or the sale, use or other disposition of any Aventis Product made in accordance with the Specifications;

          (c) the Specifications for all Aventis Products conform to all applicable cGMPs, laws and regulations;

          (d) Aventis, in connection with its performance under this Agreement, shall fully comply with all applicable federal, state and local laws; and

          (e) the Aventis Products, if manufactured, labeled and packaged in accordance with the Specifications and in compliance with applicable cGMPs, may be lawfully sold and distributed in every jurisdiction in which Aventis markets such Aventis Products.

     10.3 Permits. Aventis shall be solely responsible for obtaining or maintaining any permits or other regulatory approvals in respect of the Aventis Products or the Specifications, including, without limitation, all marketing and post-marketing approvals. Inyx shall be solely responsible for obtaining or maintaining any permits or other regulatory approvals in respect of the Facility.

     10.4 License of Documentation. Aventis hereby grants to Inyx a non-exclusive, non-transferable, royalty-free license during the Term, without the right to sub-license, to use the Documentation (as such term is defined in the Asset Purchase Agreement) as necessary and solely to manufacture the Aventis Products for exclusive supply to Aventis hereunder. All such Documentation shall be deemed to be the Confidential Information of Aventis and its Affiliates.

ARTICLE 11
GENERAL REPRESENTATIONS AND WARRANTIES

     Each Party represents and warrants to the other as follows:

     11.1 Power and Authorization. It has all requisite power and authority (corporate and otherwise) to enter into this Agreement and has duly authorized by all necessary action the execution and delivery hereof by the officer or individual whose name is signed on its behalf below.

     11.2 No Conflict. Its execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, order, law or regulation applicable to it or by which it may be bound.

     11.3 Enforceability. This Agreement has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights and except as enforcement is subject to general equitable principles.

ARTICLE 12
TERM; TERMINATION

     12.1 Term.

          (a) Initial Term. Unless sooner terminated pursuant to the terms hereof, the term of this Agreement shall commence on the Effective Date and shall expire on the third (3rd) anniversary of the Effective Date (the “Initial Term”).

          (b) First Renewal Term. This Agreement shall automatically renew on the third (3rd) anniversary of the Effective Date for a period commencing on the date of the third (3rd) anniversary of the Effective Date and expiring on the fourth (4th) anniversary of the Effective Date (the “First Renewal Term”), unless notice of termination is provided by Aventis to Inyx not less than six months prior to the date of the third anniversary of the Effective Date.

          (c) Second Renewal Term: If this Agreement automatically renews for the First Renewal Period, this Agreement shall automatically renew on the fourth (4th) anniversary of the Effective Date for a period commencing on the date of the fourth (4th) anniversary of the Effective Date and expiring on the fifth (5th) anniversary of the Effective Date (the “Second Renewal Term”), unless notice of termination is provided by Aventis to Inyx not less than six months prior to the date of the fourth anniversary of the Effective Date.

          (d) The First Renewal Term and the Second Renewal Term shall be collectively referred to as the “Renewal Terms”. The Initial Term and the Renewal Terms are collectively referred to herein as the “Term”.

     12.2 Termination by Mutual Agreement. The Parties may terminate this Agreement at any time by mutual written agreement.

     12.3 Termination for Cause. Subject to 12.1, either Party may terminate this Agreement upon immediate written notice if the other Party is in breach or default with respect to any material term or provision hereof and fails to cure the same within ninety (90) calendar days of receipt of notice of said breach or default. Upon a breach or default of this Agreement by Inyx, Aventis shall additionally have the right, exercisable by notice to Inyx, to require Inyx to waive the requirements of Section 2.2 hereof for Aventis Required Purchases of Aventis Products (on a product-by-product basis, for all SKUs for a particular Aventis Product) if Inyx is in breach or default with respect to any material term or provision hereof in respect of such Aventis Product and fails to cure the same within ninety (90) calendar days of receipt of notice of said breach or default.

     12.4 Termination for Bankruptcy. Either Party may terminate this Agreement upon immediate written notice if the other Party ceases for any reason to carry on business (but not as the result of a merger, acquisition or reorganization with one or more entities whether in a single transaction or a series of transactions) or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or substantially all of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings under foreign law.

     12.5 Termination for Debarment. Aventis may terminate this Agreement effective immediately upon notice if at any time during the Term, Inyx becomes debarred or receives notice of action or threat of action with respect to its debarment. Inyx shall notify Aventis immediately if at any time during the Term, Inyx or any of its officers or employees becomes debarred, or receives notice of action or threat of action with respect to its, his, or her debarment.

     12.6 Rights and Duties Upon Termination.

          (a) Ordered Aventis Products. Unless otherwise mutually agreed by the Parties, Inyx shall manufacture and ship, and Aventis shall purchase in accordance with the provisions hereof, all quantities of Aventis Products ordered by Aventis hereunder prior to the date of expiration or termination.

          (b) Inventory. In the event that (i) Inyx terminates this Agreement pursuant to Sections 12.3 or 12.4, then (in addition to any other remedies Inyx may have in the event of default by Aventis) Aventis shall, or (ii) this Agreement expires, then Aventis shall, or (iii) Aventis terminates this Agreement pursuant to Sections 12.3, 12.4 or 12.5, then (in addition to any other remedies Aventis may have in the event of default by Inyx) Aventis may at its option:

               (1) purchase from Inyx, at Inyx’s Acquisition Cost, the Inventory applicable to the Aventis Products which was purchased, produced or maintained by Inyx pursuant to its normal procurement policies to manufacture quantities of the Aventis Products pursuant to Aventis’ firm commitments under Article 6 (if applicable prior to notice of termination being given); and

               (2) satisfy the purchase price payable pursuant to Inyx’s orders with suppliers of Components, provided such orders were made by Inyx pursuant to its normal procurement policies to manufacture quantities of the Aventis Products pursuant to Aventis’ firm commitments under Article 6 (if applicable prior to notice of termination being given) (to the extent that Inyx is not compensated therefor by clause 12.6(b)(1) hereof).

Inyx’s “normal procurement policies” for purposes of this Section 12.6(b) shall be considered to be a three-month’s supply or three Batches, whichever is less, for printed packaging components and a three-month’s supply for all other Components, such amounts being determined in accordance with the forecast provided in Article 6 unless, in respect of one or more Components, Aventis has agreed in writing to a different supply arrangement. The Parties shall cooperate during the Term to minimize quantities of Inventory and Components which may be the subject of this Section 12.6(b).

ARTICLE 13
CLAIMS; RECALLS

     13.1 Claims. Aventis may reject any quantity of the Aventis Products which fails to conform to any applicable purchase order or the warranties granted by Inyx pursuant to Section 10.1 (Inyx’s Representations, Warranties and Covenants) hereof upon written notice to Inyx describing such nonconformity given within thirty (30) days after Aventis’ receipt thereof (or, in the case of any defects not reasonably susceptible of discovery upon receipt of such goods, within thirty (30) days after discovery thereof by Aventis but in no event after the expiration date of the Aventis Product). Upon receipt of a deficiency notice, Inyx shall have ten (10) days to advise Aventis by notice in writing that it disagrees with the contents of such deficiency notice. If Aventis and Inyx fail to agree within ten (10) days after Inyx’s notice to Aventis, then the Parties shall mutually select an independent laboratory to evaluate if the Aventis Products are defective as a result of defective manufacture, storage or handling which would constitute a breach by Inyx of Section 10.1 hereof. Such evaluation shall be binding on the Parties, and if such evaluation certifies that any Aventis Products are defective, Aventis may reject those Aventis Products and Inyx shall promptly credit Aventis’ account for Inyx’s invoice price to Aventis of such defective Aventis Products. If Aventis shall have previously paid for such nonconforming Aventis Products, Inyx shall promptly, at Aventis’ election, either (i) refund the invoice price therefor, (ii) offset the amount thereof against other amounts then due Inyx hereunder, or (iii) replace such nonconforming Aventis Products with conforming Aventis Products without Aventis being liable for payment therefor under Section 9.1 hereof. If such evaluation does not so certify in respect of any such Aventis Products, then Aventis shall be deemed to have accepted delivery of such Aventis Products on the fortieth day after delivery.

     13.2 Recalls.

          (a) Each Party shall promptly notify the other of any information, whether received directly or indirectly, which might affect the marketability, safety or effectiveness of the Aventis Products and/or which might result in the Recall or seizure of the Aventis Products. For purposes of this Agreement, a “Recall” shall mean any action: (i) by Aventis to recover title to or possession of quantities of the Aventis Products sold or shipped to Third Parties (including, without limitation, the voluntary withdrawal of the Aventis Products from the market) or (ii) by any regulatory authorities to detain or destroy any of the Aventis Products. “Recall” shall also include the election by either Party to refrain from selling or shipping quantities of the Aventis Products to Third Parties which would have been subject to a Recall if sold or shipped.

          (b) In the event (i) any governmental or regulatory authority issues a directive, order or, following the issuance of a safety warning or alert with respect to an Aventis Product, a written request that any Aventis Product be Recalled, (ii) a court of competent jurisdiction orders such a Recall, or (iii) Aventis determines that any Aventis Product should be Recalled or that a “dear doctor” letter is required relating to restrictions on the use of any Aventis Product, the Parties shall take all appropriate corrective actions, and shall cooperate in the investigations surrounding the Recall or letter. In the event that Aventis reasonably determines that any Aventis Product should be Recalled, Aventis shall consult with Inyx prior to taking any corrective actions. In the event that such Recall results from any cause or event other than that arising from the defective manufacture, storage or handling which would constitute a breach by Inyx of Section 10.1 (Inyx’s Representations, Warranties and Covenants) hereof of the Recalled Aventis Product, Aventis shall be responsible for all documented out-of-pocket expenses of such Recall. In the event that such Recall results from any cause or event arising from the defective manufacture, storage or handling which would constitute a breach by Inyx of Section 10.1 (Inyx’s Representations, Warranties and Covenants) hereof, Inyx shall be responsible for all such documented out-of-pocket expenses. For purposes of this Agreement, the expenses of Recall shall include the expenses of notification and destruction or return of the Recalled Aventis Product, all other documented out-of-pocket costs incurred in connection with such Recall and the replacement of the Recalled Product.

     13.3 Disposition of Nonconforming or Recalled Aventis Products. Aventis shall not dispose of any damaged, nonconforming or Recalled Aventis Products as to which it intends to assert a claim against Inyx without Inyx’s written authorization to do so. Alternatively, Inyx may instruct Aventis to return such Aventis Products to Inyx. Inyx shall bear the cost of disposition (as well as all applicable shipping costs) with respect to any damaged, nonconforming or Recalled Aventis Products as to which it bears responsibility under Section 13.1 or 13.2 hereof. Aventis shall bear the cost of disposition (as well as all applicable shipping costs) with respect to any damaged, nonconforming or Recalled Aventis Products as to which it bears responsibility under Section 13.1 or 13.2 hereof.

     13.4 Customer Questions and Complaints. Aventis shall have the sole responsibility for responding to questions and complaints from customers. Questions or complaints received by Inyx from customers shall be promptly referred to Aventis. Inyx shall co-operate as reasonably required to allow Aventis to determine the cause of and resolve any customer questions and complaints. Such assistance shall include follow-up investigations, including testing.

     In addition, Inyx shall provide Aventis with all necessary information as follows: (i) if the complaint is a Category A Complaint (Critical), within one (1) business day from the date that Inyx receives the customer’s complaint, Inyx shall provide Aventis with preliminary investigation results and within 30 Calendar Days from the same date, Inyx shall present Aventis with the final investigation results and (ii) if the complaint is a product technical Category B Complaint, within 30 Calendar Days from the date that Inyx receives the customer complaint, Inyx shall provide Aventis with all necessary information that will enable Aventis to respond properly to questions or complaints relating to the Aventis Products. If a return sample is not sent to Inyx initially, Inyx shall perform at a minimum, document review, evaluation of the retention sample, and other measures to ensure a well-founded investigation. Upon receipt of the return sample, Inyx has an additional 30 days for product testing.

     Unless it is determined that the cause of any customer complaint resulted from a failure by Inyx to manufacture the Aventis Products in accordance with the Specifications, all costs incurred in respect of this Section 13.4 shall be borne by Aventis. The Parties shall comply with the provisions of Aventis’ standard operating procedures related to questions and complaints notified by Aventis to Inyx from time to time during the Term.

ARTICLE 14
INDEMNIFICATION

     14.1 By Aventis. Aventis shall defend, indemnify and hold harmless Inyx, its Affiliates and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all liabilities and expenses whatsoever, including, without limitation, claims, damages, judgments, awards, settlements, investigations, costs, expenses and attorneys fees and disbursements (including, without limitation, those associated with a Recall) (collectively, “Claims”) which any of them may incur or become obligated to pay arising out of or resulting from (a) the use, handling, distribution, marketing or sale of the Aventis Products by Aventis or any Third Party after delivery to Aventis pursuant to Section 8.3 hereof, (b) the breach by Aventis of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement, (c) any claim that the manufacture, use or sale of the Aventis Products infringes a United States or foreign patent or any Intellectual Property or any other proprietary rights, (d) liability claims with respect to the Aventis Products, other than to the extent such liability claims are the result of a breach by Inyx of Section 10.1 (Inyx’s Representations, Warranties and Covenants) hereof; or (e) any failure by any Affiliate of Aventis to comply with the applicable provisions of this Agreement; provided, however, that such obligation to indemnify shall not extend to any Claim to the extent arising out of or resulting from any negligence, recklessness or wrongful conduct by Inyx or the breach by Inyx of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement.

     14.2 By Inyx. Inyx shall defend, indemnify and hold harmless Aventis, its Affiliates and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all Claims which any of them may incur or become obligated to pay arising out of or resulting from (a) Inyx’s negligent acts or omissions or willful misconduct in connection with the performance of the services contemplated by this Agreement, or (b) the breach by Inyx of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement; provided, however, that such obligation to indemnify shall not extend to any Claim to the extent arising out of or resulting from any negligence, recklessness or wrongful conduct by Aventis or the breach by Aventis of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement.

     14.3 Procedure. Promptly after learning of the occurrence of any event which may give rise to its rights under the provisions of this Article 14, each indemnitee hereunder shall give written notice of such matter to indemnitor. The indemnitee shall cooperate with the indemnitor in the negotiation, compromise and defense of any such matter. The indemnitor shall be in charge of and control such negotiations, compromise and defense and shall have the right to select counsel with respect thereto, provided that (i) the indemnitor shall promptly notify the indemnitee of all developments in the matter and (ii) the indemnitee shall also have the right to participate and be represented by legal counsel of the indemnitee’s choice and at the indemnitee’s cost in all proceedings and negotiations. In no event shall the indemnitee compromise or settle any such matter without the prior written consent of the indemnitor, who shall not be bound by any such compromise or settlement absent its prior written consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE 15
INSURANCE

     15.1 Inyx’s Required Coverages. At all times during the Term, Inyx shall itself or through its Affiliates procure and maintain the following insurance coverages:

(i)	General Liability, including products liability covering bodily injury and property damage liability with a limit of not less than US$10,000,000 each occurrence;

(ii)	Workers’ Compensation insurance (or maintenance of a legally permitted and governmentally approved program of self-insurance) covering Inyx’s employees and/or agents pursuant to applicable state workers’ compensation laws for work related injuries suffered by employees and/or agents of Inyx;

(iii)	Employers Liability insurance with limits of not less than US$10,000,000 each occurrence; and

(iv)	Excess Liability insurance or indemnity policies in an amount not less than US$1,000,000 with an indemnity to principals clause with respect to the manufacture, storage and handling of the Aventis Products.

All policies shall be issued by financially secure companies and shall be written as primary coverage and not contributing with or in excess of any coverage that Aventis may carry. At Aventis’ request, Inyx shall furnish to Aventis a certificate of insurance for each of the above-

mentioned policies. Each policy shall be on a claims made or occurrence (with tail of twelve (12) months after termination of this Agreement) basis. Inyx shall provide immediate notice to Aventis of any significant decrease or adverse change in the aforementioned coverage or limits.

     15.2 Aventis’ Required Coverages. Aventis shall maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of Aventis under this Agreement through the term of this Agreement, which insurance shall afford limits of not less than US$3,000,000 for each occurrence (and in the aggregate only with respect to personal injury liability), products liability and property damage liability. If requested Aventis will provide Inyx with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. The insurance certificate shall further provide for a minimum of thirty (30) days’ written notice to the insured of a cancellation of, or material change in, the insurance. All policies shall be issued by financially secure companies and shall be written as primary coverage and not contributing with or in excess of any coverage that Inyx may carry. At Inyx’s request, Aventis shall furnish to Inyx a certificate of insurance for each of the above-mentioned policies. Each policy shall be on a claims made or occurrence (with tail of twelve (12) months after termination of this Agreement) basis. Aventis shall provide immediate notice to Inyx of any significant decrease or adverse change in the aforementioned coverage or limits.

ARTICLE 16
LIMITATION OF LIABILITY

     16.1 Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH OF THE PARTIES HEREBY DISCLAIMS ALL CONDITIONS, OTHER WARRANTIES AND STATEMENTS IN RESPECT OF THE AVENTIS PRODUCTS OR THE PROVISION OF SERVICES HEREUNDER, WHETHER EXPRESS OR IMPLIED, BY STATUTE, CUSTOM OF THE TRADE OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, ANY SUCH CONDITION, WARRANTY OR STATEMENT RELATING TO THE DESCRIPTION OR QUALITY OF THE PRODUCTS, THEIR MERCHANTABILITY OR THEIR FITNESS FOR A PARTICULAR PURPOSE OR USE UNDER ANY CONDITIONS) AND ANY SUCH CONDITION, WARRANTY OR STATEMENT IS HEREBY DISCLAIMED BY SUCH PARTY AND EXCLUDED.

     16.2 Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER OR WITH RESPECT TO THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS (INCLUDING BUT NOT LIMITED TO, DUE TO BREACH OF WARRANTY, TORT, OR BREACH OR REPUDIATION OF ANY TERM OR CONDITION OF THIS AGREEMENT); PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT LIMIT EITHER PARTY’S LIABILITY IN CONNECTION WITH ITS INDEMNITY OBLIGATIONS FOR THIRD PARTY CLAIMS PURSUANT TO ARTICLE 14.

ARTICLE 17
CONFIDENTIALITY

     17.1 Treatment of Confidential Information. Except as otherwise provided in this Article 17, during the Term and for a period of ten (10) years thereafter:

          (a) Inyx will retain in confidence and use only for the purposes contemplated hereby any Confidential Information disclosed to it by or on behalf of Aventis in connection with the performance of this Agreement; and

          (b) Aventis will retain in confidence and use only for the purposes contemplated hereby any Confidential Information disclosed to it by or on behalf of Inyx in connection with the performance of this Agreement.

     17.2 Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, each Party may disclose Confidential Information to its Affiliates, sublicensees, consultants, outside contractors, clinical investigators or other Third Parties on condition that such entities or persons agree (a) to keep the Confidential Information confidential for the same time periods and to the same extent as each Party is required to keep the Confidential Information confidential and (b) to use the Confidential Information only for such purposes as such Party is entitled to use the Confidential Information. Each Party or its Affiliates or sublicensees may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure (i) is reasonably necessary to obtain patents or authorizations to conduct clinical trials with and to market commercially the Aventis Products, provided such Party is otherwise entitled to engage in such activities under this Agreement or (ii) is otherwise legally required.

ARTICLE 18
OWNERSHIP OF PROPERTY

     18.1 Aventis Materials. Aventis shall own and retain all right, title and interest in and to all information, documents and tangible and intangible materials which Aventis provides to Inyx in connection with the performance of services hereunder.

     18.2 Work Products. Subject only to the provisions of Section 18.3 hereof, Aventis shall have all rights to use all information, documents and tangible and intangible materials which result from the performance by Inyx of the services contemplated by this Agreement (including, without limitation, data, test results, measurements, quantitative and qualitative analyses, processes, samples, and inventions and technology relating directly to the Aventis Products).

     18.3 Inventions.

          (a) All Inventions relating to the Aventis Products which are conceived, reduced to practice, or created solely by Inyx and/or its Affiliates or agents in the course of performing services under this Agreement (including any background or preexisting technology of Inyx which Inyx so employs), shall be owned by Inyx. Inyx shall and hereby does grant to Aventis and its Affiliates a perpetual, royalty-free, non-exclusive, worldwide, irrevocable license to use and/or practice all such Inyx-owned Inventions (which are used by Inyx hereunder to supply Aventis Products to Aventis) to manufacture the Aventis Products and to use and sell the same, with the right to sub-license to any Third Party with whom Aventis or an Affiliate contracts to manufacture the Aventis Products using any such Inyx-owned Invention.

          (b) All Inventions relating to the Aventis Products which are conceived, reduced to practice, or created solely by Aventis and/or its Affiliates or agents (including any background or preexisting technology of Aventis which Aventis shares with Inyx hereunder), shall be owned by Aventis. Aventis shall and hereby does grant to Inyx and its Affiliates a royalty-free, non-exclusive license during the Term, without the right to sub-license, to use and/or practice all such Aventis-owned Inventions solely at the Facility to manufacture the Aventis Products hereunder.

          (c) All Inventions relating to the Aventis Products which are conceived, reduced to practice, or created jointly by (i) Aventis and/or its Affiliates or agents and (ii) Inyx and/or its Affiliates or agents pursuant to this Agreement shall be owned by Aventis, unless the Parties have agreed to a different arrangement in another consulting or services agreement which is more specific to the services provided by Inyx in connection with such Inventions. Aventis shall and hereby does grant to Inyx and its Affiliates a royalty-free, non-exclusive license during the Term, without the right to sub-license, to use and/or practice all such Aventis-owned Inventions solely at the Facility to manufacture the Aventis Products hereunder.

          (d) Each Party shall be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications on its own Inventions and shall share equally costs for jointly-owned Inventions.

          (e) Either Party shall give the other Party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications to the Aventis Products or processes or technology owned or otherwise controlled by such Party.

     18.4 Trademarks. Aventis shall retain all right, title and interest arising under the U.S. Trademark Act and all other applicable laws in the trademarks and trade names related to or associated with the Aventis Products and in all other trademarks and trade names which may be adopted with respect to the Aventis Products.

     18.5 Right of First Negotiation. In the event that Aventis desires to license any of the Aventis Products, then Aventis shall first negotiate with Inyx to enter into a license agreement. If

Aventis delivers to Inyx a written notice of its intent to license any of the Aventis Products, then Aventis shall negotiate in good faith with Inyx during the thirty (30) calendar day period commencing on the date of such notice (the “Negotiation Period”). If the parties do not execute an agreement with respect to the licensing of such Aventis Products during the Negotiation Period, then Aventis may enter into any agreement to license such Aventis Products with any third party.

ARTICLE 19
RETENTION, INSPECTIONS AND ACCESS

     19.1 Retention. Inyx at its cost shall maintain and retain for five (5) years following the end of the applicable Contract Year (or such longer period as may be required by applicable laws) (i) true and accurate books and records relating to its performance under this Agreement, including without limitation its Acquisition Costs and all other costs incurred in connection herewith and records of the manufacture, testing and shipping of the Aventis Products, and (ii) samples of such Aventis Products as are necessary to (A) comply with regulatory requirements applicable to Inyx or Aventis, and (B) assist with resolving product complaints and other similar investigations.

     19.2 Inspections of Books and Records. Aventis or an independent accounting firm nominated by Aventis may inspect Inyx’s books and records relating to Aventis’ interests under this Agreement during normal business hours and with reasonable advance written notice, provided a representative of Inyx is present during any such inspection. Inyx shall notify Aventis of any inspections by any governmental agency involving the Aventis Products.

     19.3 Testing of Samples. Aventis or an independent testing laboratory nominated by Aventis may inspect and test Inyx’s samples relating to the Aventis Products in accordance with standard industry practice upon reasonable written request.

     19.4 Access. Inyx shall provide Aventis with reasonable access during normal business hours upon not less than three (3) Business Days prior written notice to its Facility in which the Aventis Products are manufactured, stored, handled or shipped in order to permit Aventis’ verification of Inyx’s compliance with the terms of this Agreement and with all applicable laws and regulations.

ARTICLE 20
COOPERATION WITH GOVERNMENTAL REQUIREMENTS

     The Parties shall cooperate with one another as may be reasonably necessary or appropriate to satisfy all governmental requirements and obtain all needed permits, approvals and licenses with respect to the development, manufacture, storage, packaging, marketing and sale of the Aventis Products. Such cooperation shall include, without limitation, communicating with regulatory authorities and making available as promptly as practicable all information, documents and other materials which result from the performance by Inyx of its services hereunder which Aventis is required to submit or which Aventis may otherwise reasonably request in connection with governmental filings relating to the Aventis Products. The costs and expenses of such cooperation, if applicable, shall be subject to the Parties’ mutual agreement.

ARTICLE 21
FORCE MAJEURE

     21.1 Effects of Force Majeure. Neither Party shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement (other than the payment of money owed hereunder) to the extent that such failure or delay results from any cause beyond its reasonable control, including, without limitation, act of God, fire, flood, natural disaster, explosion, act of war, hostilities, act of terrorism, riot, embargo, sabotage, power failure, power shortage, strike, lock-out, work slowdown or stoppage or other labour disturbance, acts or omissions of carriers, interruption of or delay in transportation, action or failure to act of any government or governmental or regulatory authority, or failure or delay by any other person in providing supplies, materials, active ingredients, equipment, labour or transportation (each, a “Force Majeure Event”). For clarity, the inclusion of an event or circumstance in the foregoing sentence as an example of a cause which may give rise to a Force Majeure Event shall not be interpreted to deem any such cause to be beyond the reasonable control of a party for purposes of this Article 21; any such cause must also be beyond the reasonable control of a Party to give rise to a Force Majeure Event. Such excuse shall continue as long as the Force Majeure Event continues, following which such Party shall promptly resume performance hereunder.

     21.2 Effects of Regulatory Changes. Neither Party shall be held responsible or liable for failure or delay in fulfilling or performing any of its obligations under this Agreement to the extent that such failure or delay results from good faith efforts to comply with the enactment or revision of any law, rule, regulation or regulatory advisory opinion or order applicable to the manufacturing, marketing, sale, reimbursement and/or pricing of the Aventis Products (a “Regulatory Change”). Such excuse shall continue as long as performance is prevented by the affected Party’s good faith efforts to comply with such Regulatory Change, following which such Party shall promptly resume performance hereunder.

     21.3 Notice; Right to Terminate. The Party affected by a Force Majeure Event or a Regulatory Change shall notify the other Party thereof as promptly as practicable after its occurrence. Such notice shall describe the nature of such Force Majeure Event or Regulatory Change and the extent and expected duration of the affected Party’s inability fully to perform its obligations hereunder. The affected Party shall use due diligence, where practicable, to minimize the effects of or end any such event so as to facilitate the resumption of full performance hereunder and shall notify the other Party when it is again fully able to perform such obligations. Should the delay resulting from a Force Majeure Event or Regulatory Change exceed six (6) months (for Regulatory Changes, from the date that the Regulatory Change is first published or becomes known, whichever is earlier), the non-invoking Party shall have the right to terminate this Agreement upon thirty (30) days prior written notice.

     21.4 Waiver of Aventis Required Purchases. If Inyx cannot supply an Aventis Product as a result of a Force Majeure Event for a period of ninety (90) days or more, Aventis shall additionally have the rights, exercisable by written notice to Inyx, to require Inyx to (i) waive the requirements of Section 2.2 hereof for Aventis Required Purchases of such Aventis Product (on a product-by-product basis, for all SKUs for a particular Aventis Product), and (ii) reasonably assist Aventis in qualifying and enabling another facility (owned by Aventis or a Third Party as designated by Aventis for each such Aventis Product) to manufacture such Aventis Product, including without limitation the transfer of necessary procedures and technology.

ARTICLE 22
INDEPENDENT CONTRACTORS

     The relationship between Aventis and Inyx is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between Aventis and Inyx. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

ARTICLE 23
FURTHER ACTIONS

     The Parties agree to execute such additional documents and to perform all such other and further acts as may be necessary or desirable to carry out the purposes and intents of this Agreement.

ARTICLE 24
MISCELLANEOUS

     24.1 General Notices. Except as otherwise provided in Section 24.2 hereof, all notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by facsimile transmission, (ii) on the next day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) if delivered by certified or registered mail, postage prepaid, to the Party for whom intended to the following addresses:

If to Aventis:

Aventis Pharmaceuticals, Inc.
c/o Aventis Pharmaceuticals
300 Somerset Corporate, Blvd.
Bridgewater, NJ 08807
Attention: General Counsel
Facsimile: (908) 243-7219

          With a copy to:

McConnell Valdés
270 Muñoz Rivera Avenue
9th Floor, Hato Rey
San Juan, Puerto Rico 00918
Attention: Antonio Escudero-Viera
Facsimile: (787) 759-2710

          Any Notice to be given to Inyx shall be addressed to:

INYX USA, LTD.
604 San José Industrial Zone Cotto Norte
Manatí, Puerto Rico 00674-0345
Attention: Inyx Facility Coordinator
Facsimile: To be provided

          With a copy to:

Fiddler González & Rodríguez, PSC
PO Box 363507
San Juan, PR 00936-3507
Attention: José Julián Alvarez
Facsimile: (787) 759-3123

          and to:

Bennett Jones LLP
1000 ATCO Centre
10035 105th Str
Edmonton, Alberta
Canada T5J 3T2
Attention: Enzo J. Barichello, Q.C.
Facsimile: (780) 421-7951

          and to:

INYX, INC.
825 Third Avenue, 40th Floor
New York, NY 10022
Attention: Dr. Jack Kachkar MD
Chairman & Chief Executive Officer
Facsimile (212) 838-0060

     Each Party may by written notice given to the other in accordance with this Agreement change the address to which notices to such Party are to be delivered.

     24.2 Special Notices. Each Party shall notify the other by telephone as soon as practicable (with written confirmation within three (3) Business Days) upon its receipt of any technical complaint or notice of adverse reaction; provided, however, that notification of serious, new or unexpected experiences reported with increased frequency shall be made immediately (but in any event not more than thirty-six (36) hours after the notifying Party learns of such experiences). All such notices shall be directed to the Parties at the addresses set forth in Section 4.1 to the attention of the following personnel:

          If to Aventis:

Technical complaints:	Quality Assurance Specialist
Adverse reactions:	Director of Products Surveillance

          If to Inyx:

Technical complaints:	Quality Assurance Specialist – Manatí Site
Adverse reactions:	V.P. Regulatory Compliance

     24.3 Entire Agreement. This Agreement together with the Technical Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the subject matter hereof. Each Party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein.

     24.4 Amendment. This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorized representatives of the Parties.

     24.5 Waiver of Breach. The failure of either Party at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any provisions hereof or the right of any Party to thereafter enforce each and every provision of this Agreement. Subject to Sections 12.3 and 21.4 hereof, no waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the Party against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

     24.6 Assignment. Except as otherwise expressly provided in this Section 24.6, neither Party may assign this Agreement in whole or in part without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed). Notwithstanding the foregoing, (i) either Party may, without the other Party’s consent, assign this Agreement to any entity with which it may merge or consolidate, which acquires all or substantially all of its business and assets, or which otherwise is or becomes an Affiliate of the assigning Party, and

(ii) Aventis may assign this Agreement, without Inyx’s consent, in whole or in part with respect to each particular Aventis Product(s), in connection with the sale of assets and/or license of rights related to such particular Aventis Product(s) to a Third Party, provided that no such permitted assignment shall be deemed effective until the assignee shall have executed and delivered an instrument in writing reasonably satisfactory in form and substance to the other Party pursuant to which the assignee assumes all of the obligations of the assigning Party hereunder. Any purported assignment of this Agreement in violation of this Section 24.6 shall be void. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and permitted assigns.

     24.7 Third Party Beneficiaries. This Agreement is not intended to confer upon any non-party rights or remedies hereunder, except as may be received or created as part of a valid assignment.

     24.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico, without regard to its conflicts of laws principles.

     24.9 Dispute Resolution. Any dispute, controversy or claim arising out of or related to this Agreement and the transactions contemplated hereby shall, after mandatory negotiation periods as are expressly provided herein and subject to the provisions of Exhibit D, be exclusively and finally resolved by litigation in the U.S. federal courts (and in the event such federal courts decline or abstain from jurisdiction, the state courts) with jurisdiction in New Jersey, USA (the “Agreed Courts”). Each of the parties hereto hereby irrevocably and unconditionally (i) consents and attorns to the exclusive jurisdiction of the Agreed Courts for any such litigation, (ii) waives any objection to laying of venue of any such litigation in the Agreed Courts, and (iii) agrees not to plead or claim that such litigation brought therein has been brought in an inconvenient forum.

     24.10 Severability. All of the provisions of this Agreement are intended to be distinct and severable. If any provision of this Agreement is or is declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability. Such invalidity or unenforceability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, nor render invalid or unenforceable such provision in any other jurisdiction.

     24.11 Interpretation. The Parties hereto acknowledge and agree that: (i) each Party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to each Party hereto and not in favor of or against either Party regardless of which Party was generally responsible for the preparation of this Agreement.

     24.12 Publicity. Nothing in this Agreement shall be deemed to give either Party any rights to use the other Party’s trademarks or trade names without the other Party’s prior specific, written consent. Inyx shall not publicly refer to Aventis or the existence of this Agreement in any promotional materials, business plans, investment memoranda, or announcements without Aventis’ prior specific, written consent. Aventis has been advised by Inyx that this Agreement, in conjunction with the Asset Purchase Agreement, is a material transaction for Inyx and accordingly Inyx shall be required to disclose the existence (but not the terms) of this Agreement in its filings with securities regulators and press releases, the text of which shall be approved by Aventis prior to issuance, which approval shall not be unreasonably withheld or delayed.

     24.13 Survival. Article 10 (Representations, Warranties and Covenants of the Parties), Article 11 (General Representations and Warranties), Section 12.6 (Rights and Duties Upon Termination), Article 13 (Claims; Recalls), Article 14 (Indemnification), Article 16 (Limitation on Liability), Article 17 (Confidentiality), Article 18 (Ownership of Property), Article 19 (Retention, Inspections, Access), Article 20 (Cooperation with Governmental Requirements), Section 23.8 (Governing Law), Section 23.9 (Dispute Resolution), Section 23.12 (Publicity), Section 23.13 (Survival) and Section 23.19 (Aventis Affiliates) shall survive the expiration or termination of this Agreement.

     24.14 Headings. The headings of Articles and Sections have been included for convenience only and shall not be considered in interpreting this Agreement.

     24.15 Singular Terms. Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural and vice versa.

     24.16 Incorporation of Exhibits. All Exhibits referenced herein are hereby made a part of this Agreement.

     24.17 Currency. Unless otherwise indicated, all monetary amounts are expressed in this Agreement in U.S. Dollars.

     24.18 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered via electronic facsimile transmission with the same force and effect as if it were executed and delivered by the Parties simultaneously in the presence of one another.

     24.19 Aventis Affiliates. With respect to the Affiliates of Aventis purchasing Aventis Products from Inyx pursuant to this Agreement, Aventis undertakes and agrees to (i) procure the compliance by such Affiliates with the applicable provisions of this Agreement, and (ii) irrevocably, absolutely and unconditionally guarantee the financial obligations of such Affiliates to Inyx pursuant to this Agreement.

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     IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be duly executed as of the date first above written.

Aventis:

AVENTIS PHARMACEUTICALS, INC.
a Delaware corporation

By:	/s/ Jessica Steinhart

Name:	Jessica Steinhart

Title:	Assistant Secretary

Inyx:

INYX USA, LTD.
an Isle of Man corporation

By:	/s/ Jack Kachkar

Name:	Jack Kachkar

Title:	Director

EXHIBIT A
(Per Sections 1.2, 1.5 and 9.1)

THE PRODUCTS AND INITIAL ESTIMATED UNIT PRICES

GMID	DESCRIPTION	PRICE/UNIT
00282500	Sulfacet lotion R 25	$2.39 /ea
074120	Sulfacet lotion R 25 gr Canada	$3.34 /ea
90282500	Sulfacet R Tint free 25 gr	$2.86 /ea
80440401	Hytone lotion 1% 4 oz	$7.83/ea
00980270	Hytone lotion 2.5% 2 oz	$6.86/ea
80420100	Hytone cream 1% 1 oz	$1.40/ea
00950170	Hytone cream 2.5% 1 oz	$2.59/ea
00950270	Hytone cream 2.5% 2oz	$3.85/ea
04416000	Benzagel wash 60g	$11.60/ea
004418	10 Benzagel 60g Canada	$4.83/ea
04311500	10 Benzagel 1.5 oz	$6.10/ea
04301500	5 Benzagel 1.5 oz	$2.78/ea
00510170	Vytone cream 1% 1 oz	$1.44/ea
50067120	Klaron lotion 4 oz	$3.36/ea
75001101	Klaron lotion sample	$9.36/cs

EXHIBIT B

FORM OF TECHNICAL AGREEMENT

Please see attached.

EXHIBIT C

INITIAL COORDINATORS

For Inyx:

     Account Manager:

     Account Executive:

For Aventis:

     Account Manager:

     Account Executive:

EXHIBIT D

TECHNICAL DISPUTE RESOLUTION PROCEDURE

     In the event of a dispute between the Parties that is required to be resolved by the Agreement pursuant to the procedures of this Exhibit D, the Parties shall observe the following procedure:

1.	The Parties shall make all reasonable efforts to resolve the dispute by amicable negotiations.

2.	For factual matters related to the quality of materials, the Parties shall mutually select an independent laboratory to evaluate the materials. Such evaluation shall be binding on the Parties only with respect to the factual determinations made in such evaluation.

3.	For factual matters related to an accounting matter, the Parties shall mutually select an independent certified accounting firm of national prominence in the United States of America to audit the relevant books and records of the Parties related to such matters. Such audit shall be binding on the Parties only with respect to the factual determinations made in such audit.

4.	The provisions of Section 24.9 hereof shall govern to finally resolve all disputes, controversies and claims between the Parties hereunder; provided, however, that the factual determinations made pursuant to Sections 2 and 3 of this Exhibit D shall be final and binding upon the Parties.

5.	No laboratory or accounting firm selected or acting pursuant to this Exhibit D shall be deemed to be an arbitrator and the provisions of applicable statute (foreign or domestic) and the law relating to arbitration shall not apply to any such laboratory or accounting firm.

6.	Each Party shall bear its own costs in connection with any matter referred to a laboratory or accounting firm selected or acting pursuant to this Exhibit D and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of any such laboratory or accounting firm shall be shared equally by the Parties.

EXHIBIT E

KPIs

KPI		Description	Whom

Cost	•	API Inventory	Inyx
	•	Variance, MPV on Components	Inyx

Yield	•	Quarterly/Yearly API (depending upon the active	Inyx

Customer Service		• Internal CS (% batches delivered on –5d /+3d)	Inyx/sanofi aventis

Quality	•	Number of Complaints	Sanofi Aventis
	•	First Time Quality	Inyx
	•	Audit Score	Sanofi Aventis